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                                                                    Exhibit 8(b)

                                                  July 23, 1997





INBRAND Corporation
1169 Canton Road
Marietta, Georgia 30066

Ladies and Gentlemen:

        We have acted as special counsel to INBRAND Corporation, a corporation organized under the laws of Georgia ("INBRAND"), in connection with the planned acquisition of INBRAND by Tyco International Ltd., a company organized under the laws of Bermuda ("Parent"), accomplished by means of a merger of a subsidiary of Parent, T7 Acquisition Corp., a Georgia corporation ("Merger Sub"), with and into INBRAND (herein referred to as the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of the 12th day of May, 1997, by and among INBRAND, Tyco International (U.S.), Inc. (formerly Tyco International Ltd.) and T5 Acquisition Corp., a Georgia corporation, which assigned its rights to Merger Sub (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

        We have assumed with your consent that:

        (a) the Merger will be effected in accordance with the Merger Agreement,

        (b) all signatures and documents (whether originals or certified or photostatic copies) are authentic and genuine,

        (c) all participants in the transaction possess adequate legal capacity,

        (d) the representations contained in the letters of representation from Parent and INBRAND and the shareholders of INBRAND to us dated July 22,


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July 23, 1997
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1997 are true and correct, and

        (e) each of INBRAND, Parent and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

        On the basis of the foregoing and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, and subject to the conditions and exceptions expressed herein, it is our opinion for United States federal income tax purposes that:

                (i) The Merger will constitute a reorganization within the meaning of Sections 368 (a)(1)(A) and (a)(2)(E) of the Code; and

                (ii) The statements contained in numbered paragraphs 1, 2 and 3 of the section of the Proxy Statement / Prospectus entitled "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences," are correct.


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July 23, 1997
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        Please  note  that  the  tax  consequences  described  above  may not be applicable to INBRAND shareholders that (i) acquired their INBRAND stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, (ii) hold INBRAND Stock as part of a "straddle" or "conversion transaction" or (iii) are insurance companies, securities dealers, financial institutions or foreign persons.

        The foregoing opinion addresses only certain consequences of a corporate reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of foreign, state and local taxes, sales and use taxes, or any other taxes. Moreover, the discussion of United States federal income tax consequences set forth above is based upon the Code, the Treasury Regulations promulgated thereunder and administrative rulings and court decisions effective as of the date hereof. All of the foregoing authorities are subject to change, possibly with retroactive effect, and any such change could affect the validity of the foregoing opinion.

        The foregoing opinion is intended for and may be relied upon solely by the addressee and the shareholders of INBRAND.

        We hereby consent to the reference to us under the heading "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act

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July 23, 1997
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of 1933, as amended, or the rules and regulations of the Securities and Exchange
Commission thereunder.

                                             Very truly yours,

                                             MILLER & MARTIN